Exhibit 10.2

AMENDMENT

TO

THE SEVERANCE AGREEMENT

This AMENDMENT TO THE SEVERANCE AGREEMENT (this “Amendment”) is made as of     , 2016 by Baxalta Incorporated, a Delaware corporation (the “Company”), and [•] (the “Executive”).

W  I  T  N  E  S  S  E  T  H.

WHEREAS, the Company, and the Executive entered into that certain Severance Agreement, dated as of [July 1, 2015] (the “Severance Agreement”) (capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Severance Agreement); and

WHEREAS, the parties hereto desire to amend the Severance Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	The Severance Agreement is hereby amended by replacing Section 6.4 in its entirety with the following language:

“6.4. Certain Additional Payments.

(a) If it is determined that any benefit provided to the Executive or payment or distribution by or for the account of the Company or its affiliates to or for the benefit of the Executive, whether provided, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by the Executive with respect to such excise tax resulting from any action or inaction by the Company or its affiliates (such excise tax, together with any such interest and penalties, collectively, the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of the Excise Tax and all other income, employment, excise and other taxes that are imposed on the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the sum of (A) the Excise Tax imposed upon the Payments and (B) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in the Executive’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made.

(b) All determinations required to be made under this Section 6.4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determination, shall be made by the Company’s third party service provider engaged by the Company prior to the transaction resulting in the Payment to prepare similar calculations (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and to the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6.4, shall be paid by the Company to the Executive within five days (5) of the receipt of the Accounting Firm’s determination, but in any event no later than thirty (30) days after the end of the year in which the Executive pays any tax imposed pursuant to Section 4999 of the Code. Any determination by the Accounting Firm shall be binding upon the Company, its affiliates, and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that additional Gross-Up Payments shall be required to be made to compensate the Executive for amounts of Excise Tax later determined to be due, consistent with the calculations required to be made hereunder (an “Underpayment”). If the Executive is required to make a payment of any Excise Tax in addition to such amounts that were initially determined to be payable by the Accounting Firm, the Accounting Firm shall, if applicable, determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that they desire to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim;

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii) cooperate with the Company in good faith to contest such claim effectively; and

(iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties incurred in connection with such contest) and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.”

2.	Except as specifically set forth herein, the Severance Agreement and all of its terms and conditions remain in full force and effect, and the Severance Agreement is hereby ratified and confirmed in all respects, except that on or after the date of this Amendment all references in the Severance Agreement to “this Agreement,” “hereto,” “hereof,” “hereunder,” or words of like import shall mean the Severance Agreement as amended by this Amendment.

3.	This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and such counterpart together shall constitute one and the same instrument.

4.	This Amendment, including the validity, interpretation, construction and performance of this Amendment, shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed in such State, without regard to such State’s conflicts of law principles.

5.	This Amendment shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. The Severance Agreement, as amended by this Amendment, embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

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SIGNATURE PAGE TO AMENDMENT THE SEVERANCE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

BAXALTA INCORPORATED

By:
Name:
Title:

EXECUTIVE

[name]